INSTACART APPOINTS VICTORIA DOLAN TO BOARD OF DIRECTORS

San Francisco - April 16, 2024 - Instacart (NASDAQ: CART), the leading grocery technology company in North America, today announced that Victoria Dolan, former CFO of Revlon, has joined the company’s Board of Directors. Dolan is a seasoned financial expert and business leader with more than 30 years of experience in the consumer packaged goods (CPG) and retail industries. Separately, after years of dedicated service, Jeff Jordan, General Partner at Andreessen Horowitz, and Barry McCarthy, President and Chief Executive Officer of Peloton, will retire from Instacart’s Board of Directors when their terms expire at the company’s 2024 Annual Meeting of Stockholders.

“Victoria's decades of experience and deep understanding of the CPG and retail industries will be invaluable as we continue to introduce new technology solutions for our partners. We have a bold vision to build the technologies that power every single grocery transaction, and Victoria’s expertise will be an incredible asset as we continue to transform the grocery shopping experience,” said Instacart CEO and Chair Fidji Simo. “I also want to thank Jeff and Barry for their immeasurable contributions to Instacart. They both brought unparalleled expertise to our Board of Directors as we’ve grown and entered the public market, and we’re grateful for their years of support.”

Dolan’s professional experience spans strategic planning, finance, supply chain, and operations at several respected companies. She served as CFO of Revlon for nearly five years, and prior to that, she spent nearly 10 years at Colgate-Palmolive, serving as the company’s Chief Transformation Officer, Corporate Controller and Principal Accounting Officer, and Colgate-Palmolive Europe’s Vice President of Finance and Strategic Planning. Prior to Colgate-Palmolive, Dolan held multiple management positions with Marriott International, Inc. and The Coca-Cola Company. She currently sits on the Board of Directors for Stericycle, a company specializing in regulated waste management and compliance services, and advises several nonprofits on various financial-related matters.

“I’m thrilled to join Instacart’s Board of Directors,” said Dolan. “The CPG and retail industries have changed significantly over the last several decades, but never more so than over the last few years. In today’s business environment, companies in this space need a technology partner they can trust to continue to deliver for them and their customers in new ways — and I firmly believe that Instacart is that company. I’m looking forward to working with Fidji and the rest of the Board of Directors to bring this company’s ambitious vision to life.”

Jordan’s and McCarthy’s Board terms expire at Instacart’s 2024 Annual Meeting of Stockholders, and they will not stand for re-election. Jordan joined Instacart’s Board of Directors in 2014, advising the company from its early start-up days through its public market debut in September 2023. McCarthy joined Instacart’s Board of Directors in 2021, advising the company during a critical period of maturation as it charted a path to sustained, profitable growth. Instacart expects that Dolan will replace McCarthy as Chair of its Audit Committee of the Board of Directors, effective as of its 2024 Annual Meeting of Stockholders.

In addition to Dolan, Jordan and McCarthy, Instacart’s Board of Directors also currently includes Instacart CEO and Chairperson Fidji Simo; Ravi Gupta, Partner at Sequoia Capital; Meredith Kopit Levien, President and CEO of The New York Times Company; Michael Moritz, Former Partner at Sequoia Capital; Lily Sarafan, Co-founder and Executive Chair of The Key; Frank Slootman, Chairman of Snowflake; and Daniel Sundheim, Founder and CIO of D1 Capital Partners.

About Instacart
Instacart, the leading grocery technology company in North America, works with grocers and retailers to transform how people shop. The company partners with more than 1,500 national, regional, and local retail banners to facilitate online shopping, delivery and pickup services from more than 85,000 stores across North America on the Instacart Marketplace. Instacart makes it possible for millions of people to get the groceries they need from the retailers they love, and for approximately 600,000 Instacart shoppers to earn by picking, packing and delivering orders on their own flexible schedule. The Instacart Platform offers retailers a suite of enterprise-grade technology products and services to power their e-commerce experiences, fulfill orders, digitize brick-and-mortar stores, provide advertising services, and glean insights. With Instacart Ads, thousands of CPG brands – from category leaders to emerging brands – partner with the company to connect directly with consumers online, right at the point of purchase. With Instacart Health, the company is providing tools to increase nutrition security, make healthy choices easier for consumers, and expand the role that food can play in improving health outcomes. For more information, visit www.instacart.com/company, and to start shopping, visit www.instacart.com.